SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                               Commission File Number(s) 811-09419 and 333-82133

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K    [ ] Form 11-K    [ ] Form 20-F     [ ] Form 10-Q
[x] Form N-SAR
     For Period Ended:  DECEMBER 31, 2001
[ ]  Transition Report on Form 10-K        [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F        [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K
     For the Transition Period Ended:
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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:     PAX WORLD HIGH YIELD FUND, INC.
Former name if applicable:

Address of principal executive office (STREET AND NUMBER)
                           222 State Street
City, state and zip code:  Portsmouth, NH  03801-3853

                                     PART II
                            RULES 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

                                      (a)  The reasons described in reasonable
                                           detail in Part III of this form could
                                           not be eliminated without
                                           unreasonable effort or expense;

                                      (b)  The subject annual report,
                                           semi-annual report, transition report
                                           on Form 10-K, 20-F, 11-K or Form
                                           N-SAR, or portion thereof will be
                     [X] filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                                      (c)  The accountant's statement or other
                                           exhibit required by Rule 12b-25(c)
                                           has been attached if applicable.


                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed period. (Attach extra sheets is needed.)

                  The registrant's employee who is responsible for preparing the Form N-SAR is on maternity leave; the registrant was, therefore, unable to file such report without unreasonable effort and expense. It is anticipated that the registrant's Form N-SAR will be available for filing by March 8, 2002.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

              JANET L. SPATES, ASSISTANT TREASURER                (800) 767-1729
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              (Name)                             (Area Code)  (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [x]  Yes       [ ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [ ]  Yes      [x]  No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         PAX WORLD HIGH YIELD FUND, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     MARCH 1, 2002                      By:  /s/ LEE D. UNTERMAN, SECRETARY
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                                                  Lee D. Unterman
                                                  Secretary

         INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).


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